Exhibit 10.2(6)(c)

THIRD AMENDMENT TO
BELO
2000 EXECUTIVE COMPENSATION PLAN

     Belo Corp., a Delaware corporation, pursuant to authorization of the Compensation Committee of the Board of Directors, adopts the following amendments to the Belo 2000 Executive Compensation Plan (the “Plan”), effective as of December 4, 2003.

     1.     Paragraph 2(d) of the Plan is amended in its entirety to read as follows:

(d) “Change in Control” means the first to occur of the events described in (i) through (iv) below, unless the Board has adopted a resolution prior to or promptly following the occurrence of any such event stipulating, conditionally, temporarily or otherwise, that any such event will not result in a change in control of Belo for purposes of the Plan:

(i) the commencement of, or first public announcement of the intention of any entity, person or group (within the meaning of Section 3(b) of, and Rule 13d-5(b) promulgated under, the Securities Exchange Act of 1934, as amended, respectively) to commence, a tender offer or exchange offer (other than an offer by Belo or any Subsidiary) for all, or any part of, the Common Stock;

(ii) the public announcement by Belo or by any group (as defined in clause (i) above), entity or person (other than Belo, any Subsidiary, or any savings, pension or other benefit plan for the benefit of employees of Belo or any Subsidiary) which, through a transaction or series of transactions has acquired, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 30% of the total number of shares of Common Stock, that such group, entity or person has become such a beneficial owner;

(iii) the approval by Belo’s shareholders (or, if such approval is not required, the consummation) of a merger in which Belo does not survive as an independent publicly owned corporation, a consolidation, or a sale, exchange, or other disposition of all or substantially all of Belo’s assets; or

(iv) a change in the composition of the Board during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Belo’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period

     2.     The Plan is amended by the addition of the following new Paragraph:

17. Term. The Plan was approved by the shareholders of Belo on May 10, 2000, and will expire on the tenth anniversary of such shareholder approval. No further Awards will be made under the Plan on or after May 10, 2010.

     Executed this 5th day of December, 2003.

BELO CORP.

By	/s/Marian Spitzberg

Marian Spitzberg
Senior Vice President/Human Resources

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